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                                                                    Exhibit 23.2

The Board of Directors
Koret, Inc.:

We consent to the inclusion of our report dated February 4, 1999, with respect to the consolidated balance sheets of Koret, Inc. and subsidiaries as of November 29, 1998 and November 30, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended November 29, 1998 in the registration statement (No. 333-XXXX) on Form S-4 of Kellwood Company and to the reference to our firm under the heading "Experts" in that registration statement.


                                               /s/ KPMG LLP


San Francisco, California
March 23, 1999